As filed with the Securities and Exchange Commission on May 18, 2004

Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

New Hampshire Thrift Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Delaware	02-0430695
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

New Hampshire Thrift Bancshares, Inc.

9 Main Street

P.O. Box 9

Newport, NH 03773

(603) 863-0886

(Address, including Zip Code, of principal executive offices)

New Hampshire Thrift Bancshares, Inc.

2004 Stock Incentive Plan

(Full title of the Plan)

Mr. Stephen W. Ensign

President and Chief Executive Officer

New Hampshire Thrift Bancshares, Inc.

9 Main Street

P.O. Box 9

Newport, NH 03773

(603) 863-0886

Copy to:

Richard A. Schaberg, Esq.

Thacher Proffitt & Wood LLP

1700 Pennsylvania Avenue, NW, Suite 800

Washington, DC 20006

(202) 347-8400

(Name and address, including Zip Code, telephone number and area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, $.01 par value	208,000	(2)	$6,133,920	$777.17

(1)	Based on the number of shares of common stock of New Hampshire Thrift Bancshares, Inc. (“NHTB”) reserved for issuance upon the exercise of options and restricted stock awards to be granted under the 2004 Stock Incentive Plan (the “Plan”). There are 208,000 shares of common stock authorized for awards under the 2004 Stock Incentive Plan. In addition to such shares, this registration statement also covers an undetermined number of shares of common stock of NHTB that, by reason of certain events specified in the Plan, may become issuable upon exercise of options or grant of awards through the application of certain anti-dilution provisions.
(2)	Estimated solely for purpose of calculating the registration fee in accordance with Rule 457 of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to which a total of 208,000 shares that may be acquired upon exercise of options or pursuant to other equity awards granted in the future are deemed to be offered at $29.49 per share, the average of the daily high and low sales prices of common stock of NHTB on the Nasdaq Stock Market at the close of trading on May 14, 2004.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed with the Securities and Exchange Commission (the “Commission”).

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with the Commission.

Note: The document containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1). Such document need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II

Item 3.	Incorporation of Documents by Reference.

The following documents and information heretofore filed with the Commission by the Registrant are incorporated by reference in this registration statement:

(1)	the description of NHTB’s common stock contained in NHTB’s Registration Statement on Form S-4, dated September 25, 1996, and any amendments thereto;

(2)	NHTB’s Annual Report on Form 10-K for the year ended December 31, 2003; and

(3)	NHTB’s Quarterly Report on Form 10-Q for the period ending March 31, 2004.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold are incorporated herein by reference, and such documents shall be deemed to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

NHTB will provide without charge to each person to whom this Prospectus is delivered, upon request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Written requests should be directed to: Mr. Stephen R. Theroux, New Hampshire Thrift Bancshares, Inc., 9 Main Street, P.O. Box 9, Newport, NH 03773. Telephone requests may be directed to (603) 863-0886.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such person against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the shareholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him, an incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Article IX of NHTB’s bylaws requires NHTB, among other things, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, and any appeal therein, whether civil, criminal, administrative, arbitrative or investigate (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, trustee, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, trustee, employee or agent of another corporation, association, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, and any appeal therein, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Article XI, Section 8 also empowers NHTB to purchase and maintain insurance to protect itself and its directors and officers, and those who were or have agreed to become directors or officers, against any liability, regardless of whether or not NHTB would have the power to indemnify those persons against such liability under the law or the provisions set forth in the Certificate of Incorporation. NHTB currently maintains directors’ and officers’ liability insurance consistent with the provisions of the bylaws.

NHTB has entered into Employment Agreements with each of Stephen W. Ensign and Stephen R. Theroux pursuant to which it has undertaken contractually to provide indemnification and insurance coverage in the manner described above.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

See exhibits list.

Item 9.	Undertakings.

A. Rule 415 offering. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic report filed by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. Filings incorporating subsequent Exchange Act documents by reference. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Incorporated annual and quarterly reports. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

D. Filing of registration on Form S-8. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant for expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport, State of New Hampshire on May 13, 2004.

New Hampshire Thrift Bancshares, Inc. (Registrant)

By:	/s/ Stephen W. Ensign

Stephen W. Ensign President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Stephen W. Ensign Stephen W. Ensign	President, Chief Executive Officer and Chairman of the Board	May 13, 2004

/s/ Stephen R. Theroux Stephen R. Theroux	Chief Operations Officer, Chief Financial Officer and Corporate Secretary	May 13, 2004

/s/ Leonard R. Cashman Leonard R. Cashman	Director	May 13, 2004

/s/ William C. Horn William C. Horn	Director	May 13, 2004

/s/ John A. Kelley, Jr. John A. Kelley, Jr.	Director	May 13, 2004

/s/ Peter R. Lovely Peter R. Lovely	Director	May 13, 2004

/s/ Dennis A. Morrow Dennis A. Morrow	Director	May 13, 2004

Jack H. Nelson	Director	May 13, 2004

/s/ Joseph B. Willey Joseph B. Willey	Director	May 13, 2004

EXHIBIT INDEX

Exhibit Number	Description

4.1	Form of Option Agreement under the New Hampshire Thrift Bancshares, Inc. 2004 Stock Incentive Plan.

4.2	Form of Restricted Stock Award under the New Hampshire Thrift Bancshares, Inc. 2004 Stock Incentive Plan.

4.3	Certificate of Incorporation for New Hampshire Thrift Bancshares, Inc., incorporated by reference to the Registrant’s Registration Statement on Form S-4, as amended. (Registration No. 333-12646)

4.4	By-Laws of New Hampshire Thrift Bancshares, Inc., incorporated by reference to the Registrant’s Registration Statement on Form S-4, as amended. (Registration No. 333-12645)

5	Opinion of Thacher Proffitt & Wood LLP, counsel for Registrant, as to the legality of the securities being registered.

23.1	Consent of Thacher Proffitt & Wood LLP (included in Exhibit 5 hereof).

23.2	Consent of Shatswell, MacLeod & Company, P.C.

99.1	New Hampshire Thrift Bancshares, Inc. 2004 Stock Incentive Plan filed on April 8, 2004 as Appendix B to Registrant’s Proxy Statement on Schedule 14A, is incorporated herein by reference.